Bond Purchase, L.L.C.
                            104 Armour Road
                   North Kansas City, Missouri 64116


                            August 2, 2001


Dear Fellow Limited Partner:

     We are writing to you again to inform you that our solicitation to remove NAPICO as the general partner of REAL III and elect our affiliate, NEW G.P. as the new general partner, unfortunately, must be extended to September 14, 2001. As you will remember from our earlier communications, we first received the books and records of the Partnership only a few short weeks ago.

     We believe we have uncovered numerous questionable transactions in the Partnership's books and records we have reviewed to date. Unfortunately, the order handed down by the Superior Court of the State of California granting us access to the books and records limits our dissemination of specific information regarding the Partnership. However, the questionable transactions we have uncovered are serious enough for us to extend this solicitation until we complete a comprehensive review of all the documents given to us by NAPICO. We will use this additional time to complete our review and assess our exposure should our affiliate be elected as the new general partner.

     While under no obligation to provide the REAL III Partnership information in any format or chronological order, NAPICO delivered more than 100 boxes of material to us in reverse chronological order. In addition to the REAL III Partnership documents, many irrelevant documents from the local limited partnerships over the past 20 years were also included. We are making every effort possible to rearrange, catalog and review those documents.

                          NAPICO'S MOST RECENT LAWSUIT

     In NAPICO's most recent letter to you dated July 26, 2001, it claims we conveniently failed to tell you about a lawsuit filed by NAPICO on June 19, 2001, against Mr. Johnson and entities with which he is affiliated. We did not fail to mention the lawsuit - we believe the claims made in the lawsuit are absurd and not worthy of discussion. However, since NAPICO chooses to give you half-truths in an attempt to sway your opinion, we will give you the facts and let you decide for yourself.

     NAPICO is an investor in two partnerships, commonly known as Pineridge and Quivira, in which affiliates of Mr. Johnson are a general partner. Those partnerships do indeed hold over $2.2 million that, according to their respective partnership agreements, is due to be distributed on or before August 30, 2001. We are unaware of any valid reason why NAPICO demanded the early distribution of those funds that were received on June 11, 2001, and then sued us 8 days later alleging a violation of the partnership agreements. Apparently,

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     NAPICO  wants its money in a matter of days but  expects  investors  in its
Partnership to wait over three years for their money. We believe this vindictive and retaliatory lawsuit is baseless and without merit.

     We also believe implicit in NAPICO's lawsuit is the underlying fact that NAPICO is an investor in partnerships that are affiliated with Mr. Johnson. Clearly, NAPICO had enough trust in Mr. Johnson to invest tens of millions of dollars in 20 separate partnerships he is affiliated with, and with good reason
- Mr. Johnson gets results.

     When Mr. Johnson began to demand that NAPICO adhere to the REAL III and REAL VI partnership agreements, NAPICO unleashed what we believe to be a series of baseless and retaliatory lawsuits. We believe Mr. Johnson's compliance with the Pineridge and Quivira partnership agreements, and his commitment to adhere to the REAL III Partnership Agreement are precisely the reasons you should support Bond Purchase and New G.P.

                                WE WILL CONTINUE

     Due to the overwhelming support we have received from limited partners who have returned our BLUE consent form, our intention was to terminate this solicitation and move on to the next phase in our quest to replace NAPICO as the general partner of REAL III. We ask for your forbearance while we complete our review of the Partnership's books and records. We appreciate all the support we have received from limited partners and we hope you will remain steadfast in your support until September 14, 2001.

     If you have executed a valid BLUE consent by marking, dating and signing exactly as your name appears on the Partnership's registration, including your title as trustee or corporate officer if appropriate AND HAVE NOT SIGNED A REVOCATION, you do not need to sign a new BLUE consent form. If you are unsure, please take this opportunity to mark, sign and date the enclosed BLUE consent form.

     If you have not voted, please take this opportunity to mark, sign, date and return the enclosed BLUE consent form in the postage paid envelope provided. If you inadvertently signed a NAPICO consent revocation, you have every right to change your vote. Properly executing a BLUE consent form to remove NAPICO and elect New G.P., L.L.C. as the new general partner will replace your prior vote. Only your latest dated, properly executed consent form will be voted.

     If you need additional information, please call N.S. Taylor & Associates, Inc. who is assisting us with this solicitation. They can be reached toll free at 1.800.711.8662 and will answer any additional questions you may have.

     This letter is being mailed to all unitholders on or about August 2, 2001.


                                                        Very Truly Yours,


                                                        Bond Purchase, L.L.C.